Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025,
Coliseum Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Coliseum Acquisition Corp.
effective at the opening of the trading session on June 30, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on June 25, 2024.
On July 3, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.
On August 8, 2024, the hearing was held. On August 14, 2024, the Panel reached a decision and a Decision letter was issued on the same day. On December 26, 2024, the Panel reached a disposition and decided to suspend the Company from the Exchange because the Company failed to complete a business combination pursuant to the terms of the Panel's decision letter dated August 14, 2024 and to evidence compliance with Listing Rule 5505. The Company securities were suspended on December 27, 2024. The Staff determination to delist the Company securities became final on February 10, 2025.